Exhibit (e)
DISTRIBUTION REINVESTMENT PLAN
OF
NC SLF INC.

NC SLF Inc., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to distributions declared by its Board of Directors (the “Board”) with respect to shares of the Company’s common stock (“Shares”).

1. Unless a stockholder specifically elects to have any portion of its distributions reinvested by the Company in the Shares pursuant to paragraph 3 below, all distributions hereafter declared by the Board shall be paid in cash to each stockholder, and no action shall be required on such stockholder’s part to receive such cash.

2. Such distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board to stockholders of record at the close of business on the record date(s) established by the Board for the distribution involved.

3. To exercise the option of having its distributions reinvested in Shares, a stockholder shall notify the Company and U.S. Bank National Association (referred to as the “Plan Administrator”), in writing using the form of notice set forth in Exhibit A hereto or any other form of notice as distributed to such stockholder by the Company. Such election shall remain in effect until the stockholder notifies the Plan Administrator in writing of its desire to change its election. In order to be effective with respect to a particular distribution, the notice must be received by the Plan Administrator no later than ten (10) days prior to the record date fixed by the Board for such distribution.

4. The number of Shares to be issued to a stockholder that has elected to have its distributions reinvested in accordance with paragraph 3 (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share as of the last day of the Company’s fiscal quarter immediately preceding the date such distribution was declared (the “Reference NAV”); provided that the number of Shares to be issued to a Participant pursuant to the foregoing shall not include fractional Shares. All Shares issued pursuant to the Plan shall be issued in non-certificated form and shall be credited to such Participant on the books and records of the Company. Cash payable to a Participant in lieu of fractional Shares pursuant to paragraph 3 shall be paid contemporaneously with the issuance of such Shares in connection with such distribution.

5. The Plan Administrator will confirm to each Participant each issuance of Shares made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.

6. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges or other charges to stockholders who participate in the Plan.

7. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least thirty (30) days prior to the effectiveness of such termination.

8. These terms and conditions may be amended or supplemented by the Company at any time. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.

9. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

10. These terms and conditions shall be governed by the laws of the State of Maryland without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.

EXHIBIT A

ELECTION NOTICE UNDER DISTRIBUTION REINVESTMENT PLAN

Instructions:

No action will be required on the part of a subscriber (a “Subscriber”) to receive its cash dividend or distribution in cash. A Subscriber may elect to have their entire distribution (and all future distributions, until further notice) reinvested in shares of common stock, par value $0.01 (the “Shares”), of NC SLF Inc. (the “Company”) by remitting this form to Churchill Asset Management LLC no later than the 10 days prior to the record date for the first distribution to which it relates. To elect to have your full distributions reinvested in additional Shares, mark the appropriate box in Part (A) below and fill out your contact information under Part (B), below.

(A) Until further notice, I would like to receive my full distributions in:

☐ ADDITIONAL SHARES OF NC SLF INC.

(B) Investor Information:

Name
Street
City
State
Zip Code
Country
Telephone Number
Facsimile Number
Email Address
Tax Identification or Social Security Number

By:

Name:

Signature:
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